UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 26, 2025

Carter’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Phipps Tower,
3438 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326
(Address of principal executive offices, including zip code)
(678) 791-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ((§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
On March 26, 2025, Carter’s, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) approved the appointment of Douglas C. Palladini as Chief Executive Officer and President of the Company and a member of the Board, effective April 3, 2025 (the “Effective Date”). On the Effective Date, Richard F. Westenberger, currently serving as the Company’s Interim Chief Executive Officer, will no longer serve in that capacity but will continue with the Company as its Senior Executive Vice President, Chief Financial Officer & Chief Operating Officer.
Mr. Palladini, age 58, currently serves as the founder and owner of Kickstand, LLC, a consulting and advisory business focused on brand and consumer strategy, which he founded in April 2022. From June 2004 to March 2022, Mr. Palladini served in various roles of increasing responsibility at Vans, a subsidiary of V.F. Corporation, culminating in his role as Global Brand President of Vans from July 2016 through March 2022.
In connection with Mr. Palladini’s appointment, Mr. Palladini and the Company executed an offer letter on March 21, 2025 (the “Offer Letter”). Pursuant to the Offer Letter, during Mr. Palladini’s employment with the Company, he will receive an initial base salary of $1,200,000 per year, and an annual cash incentive opportunity at target of 150%, which will be prorated for fiscal year 2025. Commencing in the Company’s fiscal year 2026, Mr. Palladini will be eligible to receive annual equity awards with a target value of $5,500,000, pursuant to the terms of the Company’s shareholder-approved equity plan.
Pursuant to the Offer Letter, Mr. Palladini will receive a sign-on equity grant with a grant date fair value of $7,000,000, with 50% of the grant to be in the form of time-based restricted stock and 50% in the form of performance-based restricted stock. The time-based restricted stock will vest in four equal increments over a four-year period on each of the anniversaries of the grant date. The performance-based restricted stock will be earned upon achieving share price hurdles for 20 consecutive trading days over a three-year performance period, starting on the award grant date and ending on the third anniversary of the award grant date. Share price hurdles will be established using the closing price of stock on the date the shares are granted, using the following growth rates:
•1/3 at 30% growth;
•1/3 at 60% growth; and
•1/3 at 90% growth.
The growth objectives may be achieved at any time over the three-year period, and the corresponding number of shares earned, but the shares will not vest until the end of the three-year period.
Mr. Palladini is expected to enter into the Company’s previously disclosed Severance Agreement and participate in the employee benefit plans and programs provided by the Company to other senior executives. Mr. Palladini will be covered by any Company directors and officers insurance policies. Mr. Palladini will also be subject to the Company’s restrictive covenants included in the Severance Agreement, which include restrictions relating to non-competition and non-solicitation for 24 months after the termination date and protection of confidential information.
The description of the Offer Letter in this Item 5.02 is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Palladini and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Palladini has not engaged in any transaction with the Company during the last fiscal year, and does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.
Item 7.01.                      Regulation FD Disclosure
A copy of the Company’s press release relating to the announcement described in Item 5.02, dated March 26, 2025, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.                      Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Offer Letter dated March 21, 2025
99.1	Press Release of Carter’s, Inc., dated March 26, 2025
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, Carter’s, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 26, 2025	CARTER’S, INC.

	By:	/s/ Antonio D. Robinson
	Name:	Antonio D. Robinson
	Title:	Senior Vice President, General Counsel, Corporate Secretary, CSR & Chief Compliance Officer